Exhibit 10.1

Execution Version

THIRD AMENDMENT To CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of October 30, 2020, by and among GOODRICH PETROLEUM CORPORATION, a Delaware corporation (“Parent”), Goodrich Petroleum Company, L.L.C., a Louisiana limited liability company (the “Borrower”), each of the Lenders which is signatory hereto, and TRUIST BANK, succesor by merger to SunTrust Bank, as Administrative Agent for the Lenders (in such capacity, together with its successors in such capacity “Administrative Agent”) and as Issuing Bank under the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, the Parent, Borrower, Administrative Agent, the Lenders and the Issuing Bank are parties to that certain Second Amended and Restated Senior Secured Revolving Credit Agreement dated as of May 14, 2019 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”, and as amended by this Amendment and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), whereby upon the terms and conditions therein stated the Lenders have agreed to make certain loans to the Borrower upon the terms and conditions set forth therein;

WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement as set forth below; and

WHEREAS, subject to the terms and conditions hereof, the Lenders are willing to agree to the amendments to the Credit Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties to this Amendment hereby agree as follows:

SECTION 1.        Definitions. Unless otherwise defined in this Amendment, each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement. The interpretive provisions set forth in Section 1.04 of the Credit Agreement shall apply to this Amendment.

SECTION 2.        Amendments to Credit Agreement. Effective on the Amendment Effective Date, the Credit Agreement is amended as follows:

(a)                Section 1.02 of the Credit Agreement is amended by inserting the following definitions in proper alphabetical order:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Screen Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Screen Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Screen Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Screen Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Screen Rate:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Screen Rate:

(1)	a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate, or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Majority Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Majority Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Screen Rate and solely to the extent that the LIBO Screen Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Screen Rate for all purposes hereunder in accordance with Section 3.03(b)-(e) and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Screen Rate for all purposes hereunder pursuant to Section 3.03(b)-(e).

“Consolidated Cash Balance” shall mean, at any time, (a) the aggregate amount of cash and Cash Equivalents of the Loan Parties (determined in accordance with GAAP), minus (b) the amount of cash for which any Loan Party has issued checks or initiated wires or ACH transfers in order to utilize such cash (or will, within five (5) Business Days issue checks or initiate wires or ACH transfers in order to utilize such cash) on account of transactions not prohibited by this Agreement; provided that Consolidated Cash Balance shall exclude: (i) any cash and Cash Equivalents set aside for payroll or employee benefits, the payment of withholding or other taxes of any Loan Party, or the payment of royalty and working interest payments, in each case, accrued as of such measurement date and payable to third parties in the ordinary course of business, (ii) any cash and Cash Equivalents of any Loan Party constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits, (iii) any cash and Cash Equivalents of any Loan Party constituting purchase price holdback amounts held in escrow pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the disbursement of such holdback amounts and (iv) any cash and Cash Equivalents received by Parent from (x) equity contributions made to it or (y) issuances of Equity Interests of Parent, so long as such cash and/or Cash Equivalents are deposited into a segregated Controlled Account.

“Consolidated Cash Balance Limit” shall mean $10,000,000.

“Early Opt-in Election” means the occurrence of:

(1)	(i) a determination by the Administrative Agent or (ii) a notification by the Majority Lenders to the Administrative Agent (with a copy to the Borrower) that the Majority Lenders have determined, in each case, that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.03(b)-(e) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Screen Rate, and

(2)	(i) the election by the Administrative Agent or (ii) the election by the Majority Lenders, in each case, to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Majority Lenders of written notice of such election to the Administrative Agent.

“Excess Cash” shall have the meaning set forth in Section 3.04(g).

“Excess Cash Payment” shall mean any payment contemplated by Section 3.04(g).

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York (or a successor administrator), as the administrator of the benchmark, on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(b)                Section 3.03(a)(i) of the Credit Agreement is amended by inserting the following at the end thereof after the words “for such Interest Period”: “, provided that no Benchmark Transition Event or Early Opt-In Election shall have occurred at such time or for such Interest Period;”.

(c)                Section 3.03(b) of the Credit Agreement is amended and restated in its entirety as follows:

“(b) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Screen Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders accept such amendment. No replacement of the LIBO Screen Rate with a Benchmark Replacement pursuant to these provisions will occur prior to the applicable Benchmark Transition Start Date.”

(d)                Section 3.03 of the Credit Agreement is amended by inserting the following as new clauses (c), (d) and (e):

“(c)     In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)       The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.03(b)-(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(b)-(e).

(e)       Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of Alternate Base Rate based upon the Adjusted LIBO Rate will not be used in any determination of Alternate Base Rate.”

(e)                Section 3.04 of the Credit Agreement is amended by inserting the following as a new clause (g):

“(g)     Special Prepayment Provision for Excess Cash. If the Consolidated Cash Balance exceeds the Consolidated Cash Balance Limit for five (5) consecutive Business Days (the amount of such excess on such fifth (5th) Business Day being “Excess Cash”) and if there are outstanding Borrowings on such fifth (5th) Business Day, then the Borrower shall, on the Business Day immediately following such fifth (5th) Business Day, prepay the Loans in an aggregate amount equal to such Excess Cash. The prepayment of Borrowings pursuant to this Section 3.04(g) shall be applied as provided in Section 3.04(c)(v) and (vi).

(f)                 Section 9.01(a) of the Credit Agreement is amended by replacing “4.00” with “3.50”.

(g)                Section 12.02(b) of the Credit Agreement is amended by deleting “Subject to Section 3.03(b) and Section 12.02(c) below,” and replacing it with “Subject to Section 3.03(b)-(e) with respect to the implementation of a Benchmark Replacement or Benchmark Replacmeent Conforming Changes (as set forth therein) and Section 12.02(c) below,”.

(h)                Article XII of the Credit Agreement is amended by inserting the following as a new Section 12.24:

“Section 12.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)       In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)       As used in this Section 12.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”

SECTION 3.        Limited Waiver. Effective as of the Amendment Effective Date, Parent, the Borrower, the Administrative Agent and the Lenders party hereto hereby agree that, subject to the terms and conditions of this Amendment, any Default or Event of Default that has occurred or may occur under Section 10.01(d) of the Credit Agreement solely in connection with a breach of Section 9.01(b) of the Credit Agreement as a result of the failure of Parent and the Borrower to not permit, as of the last day of the Fiscal Quarter ending September 30, 2020, the Current Ratio of Parent and its Consolidated Subsidiaries as of such day to be less than 1.00 to 1.00 (the “Specified Default”) is hereby waived by the Administrative Agent and the Lenders party hereto. This Section 3 is limited precisely as written and shall not be deemed to (a) be a waiver of or a consent to the modification of or deviation from any term or condition of the Credit Agreement or the other Loan Documents or any of the other instruments or agreements referred to therein other than as expressly set forth in this Section 3 or (b) prejudice any right or rights which any of the Lenders or the Administrative Agent now have or may have in the future under or in connection with the Credit Agreement, the Loan Documents or any of the other instruments or agreements referred to therein.

SECTION 4.        Borrowing Base. Effective on the Amendment Effective Date, the Borrowing Base is reaffirmed at $120,000,000 until the next redetermination or adjustment thereof pursuant to the Credit Agreement. The Borrowing Base redetermination provided for by this Amendment is the September 1, 2020 Scheduled Redetermination under the Credit Agreement. This Amendment shall serve as a New Borrowing Base Notice under the Credit Agreement.

SECTION 5.        Conditions of Effectiveness.

(a)                This Amendment shall become effective as of the date (the “Amendment Effective Date”) that each of the following conditions precedent shall have been satisfied (or waived in accordance with Section 12.02 of the Credit Agreement):

(1)               The Administrative Agent shall have received (which may be by electronic transmission), in form and substance satisfactory to the Administrative Agent, a counterpart of this Amendment which shall have been executed by the Administrative Agent, the Issuing Bank, the Lenders, the Borrower and the Parent (which may be by PDF transmission);

(2)                Each of the representations and warranties set forth in Section 6 of this Amendment shall be true and correct;

(3)                Since December 31, 2019, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect; and

(4)                Borrower shall have paid all fees and expenses due to the Lenders, the Administrative Agent, the Issuing Bank and the Arranger (including, but not limited to, reasonable attorneys’ fees of counsel to the Administrative Agent).

(b)                Without limiting the generality of the provisions of Sections 6.01 and 6.02 of the Credit Agreement, for purposes of determining compliance with the conditions specified in Section 5(a), each Lender that has signed this Amendment (and its permitted successors and assigns) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Amendment Effective Date specifying its objection thereto.

SECTION 6.        Representations and Warranties. Each of the Parent and the Borrower represents and warrants to Administrative Agent and the Lenders, with full knowledge that such Persons are relying on the following representations and warranties in executing this Amendment, as follows:

(a)                It has the organizational power and authority to execute, deliver and perform this Amendment, and all organizational action on the part of it requisite for the due execution, delivery and performance of this Amendment has been duly and effectively taken.

(b)                The Credit Agreement, the Loan Documents and each and every other document executed and delivered to the Administrative Agent and the Lenders in connection with this Amendment to which such Loan Party is a party constitute the legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)                This Amendment does not and will not violate any provisions of any of limited liability company agreement, bylaws and other organizational and governing documents of such Loan Party.

(d)                No consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, is required in connection with the execution, delivery or performance by, or enforcement against, such Loan Party of this Amendment.

(e)                Before (except with respect to the Specified Default) and after giving effect to this Amendment, the representations and warranties of such Loan Party contained in Article VII of the Credit Agreement or in any other Loan Document are true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct), except that any representation and warranty which by its terms is made as of a an earlier date shall be required to be so true and correct in all material respects only as of such earlier date.

(f)                 Before (except with respect to the Specified Default) and after giving effect to this Amendment, no Default, Event of Default or Borrowing Base Deficiency will exist and be continuing.

(g)                Since December 31, 2019, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 7.        Miscellaneous.

(a)                Reference to the Credit Agreement. Upon the effectiveness hereof, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Credit Agreement as amended hereby.

(b)                Effect on the Credit Agreement; Ratification. Except as specifically amended by this Amendment, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed. By its acceptance hereof, each of the Parent and the Borrower hereby ratifies and confirms each Loan Document to which it is a party in all respects, after giving effect to the amendments set forth herein.

(c)                Extent of Amendments. Except as otherwise expressly provided herein, the Credit Agreement and the other Loan Documents are not amended, modified or affected by this Amendment. Each of the Parent and the Borrower hereby ratifies and confirms that (i) except as expressly amended hereby, all of the terms, conditions, covenants, representations, warranties and all other provisions of the Credit Agreement remain in full force and effect, (ii) each of the other Loan Documents are and remain in full force and effect in accordance with their respective terms, and (iii) the Collateral and the Liens on the Collateral securing the Secured Obligations are unimpaired by this Amendment and remain in full force and effect.

(d)                Loan Documents. The Loan Documents, as such may be amended in accordance herewith, are and remain legal, valid and binding obligations of the parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. This Amendment is a Loan Document.

(e)                Claims. As additional consideration to the execution, delivery, and performance of this Amendment by the parties hereto and to induce Administrative Agent and Lenders to enter into this Amendment, the Borrower represents and warrants that, as of the date hereof, it does not know of any defenses, counterclaims or rights of setoff to the payment of any Secured Obligations of the Borrower to Administrative Agent, Issuing Bank or any Lender.

(f)                 Execution and Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or pdf shall be equally as effective as delivery of a manually executed counterpart.

(g)                Governing Law. This Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

(h)                Headings. Section headings in this Amendment are included herein for convenience and reference only and shall not constitute a part of this Amendment for any other purpose.

SECTION 8.        NO ORAL AGREEMENTS. THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES TO THE LOAN DOCUMENTS SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS, AND INSTRUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN SUCH PARTIES ARE SUPERSEDED BY AND MERGED INTO SUCH WRITINGS. THIS AMENDMENT AND THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED BY THE BORROWER, the Parent, ADMINISTRATIVE AGENT, ISSUING BANK AND/OR LENDERS REPRESENT THE FINAL AGREEMENT BETWEEN SUCH PARTIES, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.

SECTION 9.        No Waiver. The Borrower hereby agrees that, except with respect to the Specified Default, no Event of Default and no Default has been waived or remedied by the execution of this Amendment by the Administrative Agent or any Lender. Nothing contained in this Amendment (a) shall constitute or be deemed to constitute a waiver of any Defaults or Events of Default which may exist under the Credit Agreement or the other Loan Documents (except with respect to the Specified Default), or (b) shall constitute or be deemed to constitute an election of remedies by the Administrative Agent, Issuing Bank or any Lender, or a waiver of any of the rights or remedies of the Administrative Agent, Issuing Bank or any Lender provided in the Credit Agreement, the other Loan Documents, or otherwise afforded at law or in equity.

Signatures Pages Follow

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PARENT:	GOODRICH PETROLEUM CORPORATION

	By:	/s/ Michael J. Killelea
	Name:	Michael J. Killelea
	Title:	Executive Vice President, General Counsel and Corporate Secretary

BORROWER:	GOODRICH PETROLEUM COMPANY, L.L.C.

	By:	/s/ Michael J. Killelea
	Name:	Michael J. Killelea
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Signature Page to Third Amendment to Credit Agreement

TRUIST BANK, SUCCESSOR BY MERGER TO SUNTRUST BANK,
as Administrative Agent, as Issuing Bank and as a Lender

By:	/s/ Benjamin L. Brown
	Name:	Benjamin L. Brown
	Title:	Director

Signature Page to Third Amendment to Credit Agreement

ROYAL BANK OF CANADA

By:	/s/ Katy Berkemeyer
Name:	Katy Berkemeyer
Title:	Authorized Signatory

Signature Page to Third Amendment to Credit Agreement

Citizens Bank, N.A.

By:	/s/ Kelly Graham
Name:	Kelly Graham
Title:	Vice President

Signature Page to Third Amendment to Credit Agreement

CIT BANK, N.A.

By:	/s/ John Feeley
Name:	John Feeley
Title:	Director

Signature Page to Third Amendment to Credit Agreement

CATHAY BANK

By:	/s/ Dale T Wilson
Name:	Dale T Wilson
Title:	Senior Vice President

Signature Page to Third Amendment to Credit Agreement